Exhibit 10.4
Cenveo, Inc.
One Canterbury Green
201 Broad Street, 6th Floor
Stamford, CT 06901
(203) 595-3000
Fax (203) 595-3074

November 6, 2007

Mr. Robert G. Burton
170 Clapboard Ridge Road
Greenwich, Connecticut 06831

RE:  Cenveo, Inc. (the “Company”)

Dear Bob:

Reference is made to the employment agreement dated October 27, 2005 between you and the Company, as amended on November 8, 2006 (as amended, the “Employment Agreement”).  This letter agreement (the “Amendment”) will serve to amend the Employment Agreement in the following respects, effective as of the date of this letter.  (Capitalized terms not defined in this Amendment will have the same meaning as in the Employment Agreement.)

1.  The first sentence of Section 2(a) (“Base Salary”) of the Employment Agreement is amended to increase the rate of your annual Base Salary by replacing the amount “$1,000,001” with the amount “$1,100,000.”

2.  Section 5(a) of the Employment Agreement is amended to provide that you will from and after any termination of your employment be entitled to receive under the Company’s insured medical plan or, if such plan is self-insured, through the purchase of insurance, medical coverage that is no less favorable than the medical coverage provided from time to time to the Company’s senior management employees.  The cost to you for such coverage shall be no greater than 100% of the premium cost for medical insurance coverage provided by the Company to its active senior management employees.

3.  Section 5(c) of the Employment Agreement is amended to provide that if the Company terminates your employment without Cause or if you terminate your employment for Good Reason, you will immediately vest in all outstanding stock options or other equity grants issued to you as of the date of your termination (it is acknowledged by the Company that some but not all of the awards evidencing your outstanding stock options and other equity grants have provided for such vesting prior to amending the Employment Agreement pursuant to this sentence).

The Employment Agreement otherwise remains in full force and effect.  This amendment may be executed in two or more counterparts, each of which will constitute an original, and all of which together will constitute one and the same.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

CENVEO, INC. By: /s/ Patrice M. Daniels Name: Patrice M. Daniels Title: Director & Chairperson of the Compensation Committee

Accepted and Agreed this
6th day of November, 2007.

/s/ Robert G. Burton, Sr.
Robert G. Burton, Sr.